The undersigned, being the sole initial shareholder of The Global Health Sciences Fund ("the Fund") acting pursuant to Section 8.3 of the Fund's Declaration of Trust (the "Declaration") dated November 18, 1991, and pursuant to Section 3.10 of the Fund's Bylaws dated December 5, 1991, hereby amend the Declaration as follows:

Section 2.2 is hereby amended and restated as follows:

      SECTION 2.2 TERM OF OFFICE OF TRUSTEES. The Board of Trustees shall be divided into three classes. Within the limits above specified, the number of the Trustees in each class shall be determined by resolution of the Board of Trustees. The term of office of all of the Trustees shall expire on the date of the first annual or special meeting of Shareholders following the effective date of the Registration Statement relating to the Shares under the Securities Act of 1933, as amended. The term of office of the first class shall expire on the date of the second annual meeting of Shareholders or special meeting in lieu thereof. The term of office of the second class shall expire on the date of the third annual meeting of Shareholders or special meeting in lieu thereof. The term of office of the third class shall expire on the date of the fourth annual meeting of shareholders or special meeting in lieu thereof. Upon expiration of the term of office of each class as set forth above, the number of Trustees in such class as set forth above, the number of Trustees in such class, as determined by the Board of Trustees, shall be elected for a term expiring on the date of the third annual meeting of Shareholders or special meeting in lieu thereof following such expiration to succeed the Trustees whose terms of office expire. The Trustees shall be elected at an annual meeting of the Shareholders or special meeting in lieu thereof called for that purpose, except as provided in Section 2.3 of this Article and each Trustee elected shall hold office until his or her successor shall have been elected and shall have qualified; except (a) that any Trustee may resign his trust (without need for prior or subsequent accounting) by an instrument in writing signed by him or her and delivered to the other Trustees, which shall take effect upon such delivery or upon such later date as is specified therein; (b) that any Trustee may be removed (provided the aggregate number of Trustees after such removal shall not be less than the number required by Section 2.1 hereof) for cause, at any time by written instrument, signed by the remaining Trustees, specifying the date when such removal shall become effective; and (c) that any Trustee who requests in writing to be retired or who has become incapacitated by illness or injury may be retired by written instrument signed by a majority of the other Trustees, specifying the date of his retirement. Upon the resignation or removal of a Trustee, or his otherwise ceasing to be Trustee, he or she shall execute and deliver such documents as the remaining Trustees shall require for the purpose of conveying to the Fund or the remaining Trustees any Fund property held in the name of the resigning or removed Trustee. Upon the incapacity or death of any Trustee, his or her legal representative shall execute and deliver on his or her behalf such documents as the remaining Trustees shall require as provided in the preceding sentence.

      IN WITNESS WHEREOF, the undersigned has executed this instrument as of this January 15, 1992.


                                          INVESCO TRUST COMPANY




                                          By:   /s/ Ronald L. Grooms
                                                --------------------
ATTEST:                                         Ronald L. Grooms
                                                Senior Vice President
By:   /s/ Glen A. Payne
      ------------------------
      Glen A. Payne, Secretary